Conformis, Inc. Reports Fourth Quarter and Year End 2020 Financial Results

BILLERICA, Mass., March 3, 2021 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS) announced today financial results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Summary

•Total revenue of $16.7 million, a decrease of 16% year-over-year on a reported basis and 17% on a constant currency basis.
•Product revenue of $16.5 million, a decrease of 16% year-over-year on a reported basis and 17% on a constant currency basis. Product revenue increased 3% over the third quarter of 2020.
–U.S. product revenue of $14.4 million, a decrease of 16% year-over-year.
–Rest-of-world product revenue of $2.1 million, a decrease of 16% year-over-year on a reported basis and 22% on a constant currency basis.
•Royalty and licensing revenue of $0.2 million, an increase of 4% year-over-year.
•Gross margin of 47%, a decrease of 180 basis points year-over-year.
•Total operating expenses remained flat year-over-year.

Year End 2020 Summary

•Total revenue of $68.8 million, a decrease of 11% year-over-year on a reported and constant currency basis.
•Product revenue of $58.5 million, a decrease of 24% year-over-year on a reported and constant currency basis.
–U.S. product revenue of $50.7 million, a decrease of 24% year-over-year
–Rest-of-world product revenue of $7.8 million, a decrease of 18% year-over-year on a reported basis and 19% on a constant currency basis.
•Royalty and licensing revenue of $10.2 million, an increase of 1,210% year-over-year, as a result of our $9.6 million settlement and license agreement with Zimmer Biomet in the second quarter of 2020.
•Gross margin of 49%, an increase of 160 basis points year-over-year, was driven primarily by the increase in royalty and licensing revenue in 2020.
•Total operating expenses decreased 5% year-over-year.

2021 Expected Product Launch Highlights

•CorderaTM Match Hip Launch Rollout
•Stryker Patient-Specific Guides Launch
•New standard knee offering launch

"Though the COVID-19 pandemic continues to create uncertainty in orthopedic procedure levels, Conformis has remained committed to the continuation of our new product development schedule. As such, we expect 2021 to be an exciting year in regards to new product offerings, especially our new total knee system. While this system can be used in the in-patient and out-patient settings, we are particularly focused on the ambulatory care setting,” said Mark Augusti, President and Chief Executive Officer. “Our recently completed $85 million capital raise gives us the flexibility to drive our growth strategy.”

	Three Months Ended December 31,		Increase/(decrease)
($, in thousands)	2020	2019	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$14,439	$17,225	$(2,786)	(16)%	(16)%
Rest of world	2,093	2,506	(413)	(16)%	(22)%
Product revenue	16,532	19,731	(3,199)	(16)%	(17)%
Royalty and licensing revenue	165	158	7	4%	4%
Total revenue	$16,697	$19,889	$(3,192)	(16)%	(17)%

Fourth Quarter 2020 Financial Results

Total revenue for the three-month period ended December 31, 2020 decreased $3.2 million to $16.7 million, or 16% year-over-year on a reported basis and 17% on a constant currency basis. Total revenue in each of the fourth quarter of 2020 and 2019 includes royalty and licensing revenue of $0.2 million, related to patent license agreements.

Product revenue decreased $3.2 million to $16.5 million, or 16% year-over-year on a reported basis and 17% on a constant currency basis. U.S. product revenue decreased $2.8 million to $14.4 million, or 16% year-over-year, and rest-of-world product revenue decreased $0.4 million to $2.1 million, or 16% year-over-year on a reported basis and 22% on a constant currency basis. Conformis Hip System sales for the fourth quarter of 2020, which were all in the United States, were up 5% to $0.6 million.

Total gross profit decreased $1.9 million to $7.8 million, or 47% of revenue, in the fourth quarter of 2020, compared to $9.7 million, or 49% of revenue, in the fourth quarter of 2019. The 180 basis point decrease in gross margin year-over-year was driven primarily by lower volume and cancelled case inventory expense.

Total operating expenses remained flat year-over-year.

Net loss was $6.6 million, or $0.08 per basic share, in the fourth quarter of 2020, compared to a net loss of $5.4 million, or $0.08 per basic share, for the same period last year. Net loss in the fourth quarter of 2020 included foreign currency exchange income of $1.7 million compared to foreign currency exchange income of $0.9 million in the same period last year. Net loss per basic share calculations assume weighted average basic shares outstanding of 80.0 million for the fourth quarter of 2020, compared to 65.5 million for the same period last year.

	Twelve Months Ended December 31,		Increase/(decrease)
($, in thousands)	2020	2019	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$50,736	$67,151	$(16,415)	(24)%	(24)%
Rest of world	7,804	9,498	(1,694)	(18)%	(19)%
Product revenue	58,540	76,649	(18,109)	(24)%	(24)%
Royalty and licensing revenue	10,221	780	9,441	1,210%	1,210%
Total revenue	$68,761	$77,429	$(8,668)	(11)%	(11)%

Fiscal Year 2020 Financial Results

Total revenue for the year ended December 31, 2020 decreased $8.7 million to $68.8 million, or 11% year-over-year on a reported and constant currency basis. Total revenue includes royalty and licensing revenue of $10.2 million for the year ended 2020 and $0.8 million for the year ended 2019 related to patent license agreements. The increase in royalty and licensing revenue was driven by $9.6 million in revenue recognized in the second quarter under the settlement and license agreement with Zimmer Biomet.

Product revenue decreased $18.1 million to $58.5 million, or 24% year-over-year on a reported and constant currency basis. U.S. product revenue decreased $16.4 million to $50.7 million, or 24% year-over-year, and rest-of-world product revenue decreased $1.7 million to $7.8 million, or 18% year-over-year on a reported basis and 19% on a constant currency basis. Conformis Hip System sales for 2020, which were all in the United States, were up 26.1% to $2.5 million.

Total gross profit decreased $3.0 million to $33.7 million, or 49% of revenue, in 2020, compared to $36.7 million, or 47% of revenue, in 2019. The 160 basis point increase in gross margin year-over-year was primarily driven by the $9.6 million licensing revenue recognized as a result of the settlement and license agreement with Zimmer Biomet, offset by lower volume and cancelled case inventory expense during the year.

Total operating expenses decreased $3.0 million to $58.8 million, or 5% year-over-year. The decrease in expenses was primarily driven by lower variable expenses as a result of the decline in revenue as well as lower travel and marketing-related expenses.

Net loss was $24.3 million, or $0.34 per basic share for 2020, compared to a net loss of $28.5 million, or $0.44 per basic share, for 2019. Net loss included foreign currency exchange income of $3.2 million in 2020, compared to foreign currency exchange loss of $0.7 million in 2019. Net loss per basic share calculations assume weighted average basic shares outstanding of 71.7 million for 2020, compared to 64.1 million for 2019.

As of December 31, 2020, cash and cash equivalents totaled $28.7 million, compared to $26.4 million as of December 31, 2019.

Outlook

Historically, we see a drop in first quarter revenue compared to the preceding fourth quarter as many health plans reset on January 1. In addition, we have continued to experience pressure on our business from reduced elective procedures into 2021. Accordingly, we expect our first quarter product revenue to be in the range of $13.0 million to $14.0 million. We believe this pressure will continue through the second quarter, but that we may see elective volumes improve in the third quarter as vaccines become more widely available.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Company management uses these non-GAAP measures internally to measure operational performance.

Webcast

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/mmc/p/z2dhee2u.

The archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit® Image-to-Implant® technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient's unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, the Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the impact of the novel coronavirus (COVID-19) pandemic and the actions we are taking and planning in response, our planned launch of a new program aimed at developing a knee replacement offering targeted at hospital outpatient and ambulatory surgery centers, the anticipated timing of our product launches, whether or when restrictions on elective surgeries will be relaxed and demand for procedures will increase, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenue
Product	$16,532	$19,731	$58,540	$76,649
Royalty and licensing	165	158	10,221	780
Total revenue	16,697	19,889	68,761	77,429
Cost of revenue	8,898	10,233	35,046	40,692
Gross profit	7,799	9,656	33,715	36,737

Operating expenses
Sales and marketing	6,226	7,283	22,646	28,514
Research and development	3,345	3,055	11,939	12,457
General and administrative	5,900	5,112	24,244	20,895
Total operating expenses	15,471	15,450	58,829	61,866
Loss from operations	(7,672)	(5,794)	(25,114)	(25,129)

Other income and expenses
Interest income	10	74	76	330
Interest expense	(604)	(579)	(2,373)	(2,942)
Foreign currency exchange transaction income (loss)	1,669	876	3,160	(692)
Total other income (expenses)	1,075	371	863	(3,304)
Loss before income taxes	(6,597)	(5,423)	(24,251)	(28,433)
Income tax provision	25	10	42	45

Net loss	$(6,622)	$(5,433)	$(24,293)	$(28,478)

Net loss per share
Basic and diluted	$(0.08)	$(0.08)	$(0.34)	$(0.44)
Weighted average common shares outstanding
Basic and diluted	79,972,586	65,520,222	71,699,615	64,122,455

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$28,673	$26,394
Accounts receivable, net	8,515	11,066
Royalty and licensing receivable	1,256	165
Inventories	12,585	12,074
Prepaid expenses and other current assets	2,315	2,815
Total current assets	53,344	52,514
Property and equipment, net	12,240	13,356
Operating lease right-of-use assets	5,215	5,853
Other Assets
Restricted cash	462	462
Other long-term assets	239	211
Total assets	$71,500	$72,396

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$4,918	$6,920
Accrued expenses	7,213	7,135
Operating lease liabilities	1,620	1,469
Advance on research and development	3,168	2,331
Contract liability	14,000	—
Total current liabilities	30,919	17,855
Other long-term liabilities	—	1,500
Contract liability	—	12,000
Long-term debt, less debt issuance costs	25,003	19,623
Operating lease liabilities	4,206	5,071
Total liabilities	60,128	56,049
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at December 31, 2020 and December 31, 2019; no shares issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at December 31, 2020 and December 31, 2019; 95,546,577 and 70,427,400 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	543,809	521,356
Accumulated deficit	(528,438)	(504,145)
Accumulated other comprehensive loss	(4,000)	(865)
Total stockholders' equity	11,372	16,347
Total liabilities and stockholders' equity	$71,500	$72,396